UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTEGER HOLDINGS CORPORATION

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May 6, 2019

Dear Stockholders:

Within the past few weeks you should have received the Proxy Statement and related materials for Integer Holding Corporation’s (the “Company”) Annual Meeting of Stockholders to be held on Wednesday, May 22, 2019.

We ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we ask that you vote “FOR” Proposal 3, the advisory resolution to approve the compensation of the Company’s named executive officers (the “say-on-pay proposal”).

As summarized in our proxy statement, in 2018, we exceeded our financial guidance, executed a strategic divestiture, strengthened our leadership team and, in September, launched our operational strategic imperatives designed to achieve excellence in everything we do. Furthermore:

•	Our strong financial and operational results were also reflected in our total stockholder return, or TSR, of 76.9% for 2018;

•

Our 2018 short-term and long-term incentive pay programs were designed to support key elements of our strategic imperatives, and the maximum potential payouts were limited to 150% of the target amounts;

•	Our long-term incentive grants were predominantly performance-based and measured over multi-year periods, and our short-term incentive plan was also based on rigorous financial goals; and

•	Our Compensation and Organization Committee designed our compensation program to be strongly aligned with the interests of stockholders.

Despite the Company’s success in 2018, a proxy advisory firm recently issued a report in which it focused on the retirement of Jeremy Friedman, the Company’s former chief operating officer. In particular, the report concentrated on what we believe it misinterpreted as the granting of severance benefits to Mr. Friedman for a voluntary retirement. We therefore think it is important to reiterate and further clarify the information that was previously publicly disclosed by the Company regarding Mr. Friedman’s departure from the Company:

•

On October 7, 2016, Mr. Friedman entered into an employment offer letter with the Company (the “Offer Letter”), which provided him a right to terminate his employment for “good reason.” “Good reason” was defined in the Offer Letter to include a substantial reduction in Mr. Friedman’s duties, authorities and responsibilities at the Company. Under the terms of the Offer Letter, upon a termination for “good reason”, Mr. Friedman was entitled to receive a cash severance amount and an equity award vesting acceleration benefit. The definition of “good reason” and the severance benefits due upon a termination for “good reason” as specified in the Offer Letter, aligned to common market practice for key senior executives.

•

In connection with the Company’s shift in strategy and accompanying leadership transitions, Mr. Friedman’s duties were substantially reduced effective February 18, 2018, as described in a letter agreement between the Company and Mr. Friedman, dated February 18, 2018 (the “February 2018 Letter”). As a result, as of February 18, 2018, Mr. Friedman would have had the right to terminate his employment with Company for “good reason” and receive the severance benefits specified in the Offer Letter.

•

In order to avoid Mr. Friedman’s immediate departure, the Company secured Mr. Friedman’s agreement under the February 2018 Letter to remain employed by the Company for an additional 10 months until the end of December 2018 to assist with two key initiatives to drive stockholder value — the completion of the Lake Region Medical acquisition integration (the largest acquisition in the Company’s history, with a total purchase price including debt assumed of approximately $1.77 billion) and the sale of the Company’s advanced surgical and orthopedics product line for net cash proceeds of approximately $581 million that helped pay down a significant portion of the debt incurred with the Lake Region Medical acquisition. In addition, during his extended employment, Mr. Friedman also served as the Company’s Interim Chief Financial Officer until the current Chief Financial Officer, Jason Garland, started in October 2018.

In securing Mr. Friedman’s valuable continued employment with the Company through the end of 2018, the Company did not provide any substantial enhancement to the benefits payable to Mr. Friedman upon retirement under the February 2018 Letter as compared to the benefits that he was already entitled to receive upon a termination of employment for “good reason” under the Offer Letter.

•	The cash severance amount payable to Mr. Friedman stayed the same.

•

There was a modest incremental increase in the vesting percentage of Mr. Friedman’s restricted stock unit award (from approximately 93.3% vesting to 100% vesting) assuming Mr. Friedman had exercised his right for “good reason” termination immediately in February 2018. However, assuming Mr. Friedman had waited to exercise his “good reason” termination right for two (2) months, which he had a right to do under the 90-day termination exercise period provided for in the Offer Letter, there was no increase in the vesting percentage of the restricted stock unit award.

•

The incremental compensation Mr. Friedman received in exchange for agreeing to remain with the Company until the end of the Company’s 2018 fiscal year, was salary for the time employed and a bonus under the Company’s 2018 Short Term Incentive Program, based on actual performance, as it was described in our proxy statement.

Our Board of Directors continues to recommend that you vote “FOR” Proposal 3, the say-on-pay proposal.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations on all proposals.

Sincerely,

/s/ Bill R. Sanford
Bill R. Sanford
Chairman of the Board

/s/ Peter H. Soderberg
Peter H. Soderberg
Chairman of the Compensation and
Organization Committee

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer